Exhibit 10.1

FIVE STAR QUALITY CARE, INC.

RESTRICTED SHARE AGREEMENT

This Restricted Share Agreement (this “Agreement”) is made as of                               , between                                (the “Recipient”) and Five Star Quality Care, Inc. (the “Company”).

In consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Grant of Shares.  The Company hereby grants to the Recipient, effective as of the date of this Agreement,            shares of its common shares.  The shares so granted are hereinafter referred to as the “Shares,” which term shall also include any shares of the Company issued to the Recipient by virtue of his or her ownership of the Shares, by share dividend, share split, recapitalization or otherwise.

2.             Vesting; Repurchase of Shares.

(a)           The Shares shall vest one-fifth as of the date hereof, a further one-fifth on the first anniversary of the date of this Agreement, a further one-fifth on the second anniversary of the date of this Agreement, a further one-fifth on the third anniversary of the date of this Agreement and the final one-fifth on the fourth anniversary of the date of this Agreement.  Any Shares not vested as of any date are herein referred to as “Unvested Shares.”

(b)           In the event the Recipient ceases to render significant services, whether as an employee or otherwise, to (i) the Company, (ii) the entity which is the manager or shared services provider to the Company or an entity controlled by, under common control with or controlling such entity (collectively, the “Manager”), or (iii) an affiliate of the Company (which shall be deemed for such purpose to include any other entity to which the Manager is the manager or shared services provider), the Company shall have the right and option to purchase from the Recipient, for an amount equal to $.01 per share (as adjusted for any share split or combination, share dividend, recapitalization or similar event) all or any portion of the Unvested Shares as of the date the Recipient ceases to render such services.  The Company may exercise such purchase option by delivering or mailing to the Recipient (or his or her estate), at any time after the Recipient has ceased to render such services, a written notice of exercise of such option.  Such notice shall specify the number of Unvested Shares to be purchased.  The price to be paid for the Unvested Shares to be repurchased may be payable, at the option of the Company, by wire transfer of immediately available funds or in cash (by check) or any other reasonable method.

3.             Legends.  Each certificate or share statement relating to the Shares shall prominently bear legends in substantially the following terms:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO AN INCENTIVE PLAN MAINTAINED BY THE CORPORATION.  THESE SHARES MAY BE SUBJECT TO TRANSFER AND/OR VESTING RESTRICTIONS, AND UNVESTED SHARES ARE SUBJECT TO REPURCHASE RIGHTS CONTAINED IN THE PLAN, THE RELATED GRANT OF SHARES OR AN AGREEMENT BETWEEN THE CORPORATION AND THE INITIAL HOLDER OF THESE SHARES.  A COPY OF APPLICABLE RESTRICTIONS AND REPURCHASE RIGHTS WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE CORPORATION.”

Certificates evidencing Shares and Shares not evidenced by certificates shall also bear or contain, as applicable, legends and notations as may be required by the Company’s incentive plan or the Company’s charter or bylaws, each as in effect from time to time, or as the Company may otherwise determine appropriate.

4.             Tax Withholding.  To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes incurred by the Recipient by reason of a grant of Shares, and the Recipient agrees that he or she shall upon request of the Company pay to the Company an amount sufficient to satisfy its tax withholding obligations from time to time (including as Shares become vested) as the Company may request.

5.             Termination.  This Agreement shall continue in full force and effect until the earliest to occur of the following, at which time except as otherwise specified below this Agreement shall terminate:  (a) the date on which all repurchase rights referred to in Section 2 hereof have terminated; or (b) except to the extent specified in such notice, upon notice of termination by the Company to the Recipient pursuant to action taken by the Company’s Board of Directors.

6.             Miscellaneous.

(a)           Amendments.  Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by the Recipient and the Company; provided, however, that any change or modification that does not adversely affect the rights hereunder of the Recipient, as they may exist immediately prior to the effective date of such change or modification, may be adopted by the Company without an agreement in writing executed by the Recipient, and the Company shall give the Recipient written notice of such change or modification reasonably promptly following the adoption of such change or modification.

(b)           Binding Effect of the Agreement.  This Agreement shall inure to the benefit of, and be binding upon , the Company, the Recipient and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.

(c)           Provisions Separable.  In the event that any of the terms of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of this Agreement shall remain in full force and effect.

(d)           Notices.  Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or by facsimile or sent by registered certified mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:

To the Recipient:                                                     To the Recipient’s address as set forth on the signature page hereof.

To the Company:                                                    Five Star Quality Care, Inc.

400 Centre Street

Newton, MA  02458

Attn: Secretary

(e)           Construction.  The headings and subheadings of this Agreement have been inserted for convenience only, and shall not affect the construction of the provisions hereof.  All references to sections of this Agreement shall be deemed to refer as well to all subsections which form a part of such section.

(f)            Employment Agreement.  This Agreement shall not be construed as an agreement by the Company, any affiliate of the Company to employ the Recipient, nor is the Company, any affiliate of the Company obligated to continue employing the Recipient by reason of this Agreement or the grant of shares to the Recipient hereunder.

(g)           Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed under seal, as of the date first above written.

FIVE STAR QUALITY CARE, INC.

By:
Title:

RECIPIENT:

[Name]
[Address]